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                                                                      EXHIBIT 99

                              CAUTIONARY STATEMENT

      BIG BUCK BREWERY & STEAKHOUSE, INC., OR PERSONS ACTING ON BEHALF OF BIG BUCK, OR OUTSIDE REVIEWERS RETAINED BY BIG BUCK MAKING STATEMENTS ON BEHALF OF BIG BUCK, OR UNDERWRITERS OF BIG BUCK'S SECURITIES, FROM TIME TO TIME, MAY MAKE, IN WRITING OR ORALLY, "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS CAUTIONARY STATEMENT, WHEN USED IN CONJUNCTION WITH AN IDENTIFIED FORWARD- LOOKING STATEMENT, IS FOR THE PURPOSE OF QUALIFYING FOR THE "SAFE HARBOR" PROVISIONS OF THE LITIGATION REFORM ACT AND IS INTENDED TO BE A READILY AVAILABLE WRITTEN DOCUMENT THAT CONTAINS FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS ARE IN ADDITION TO ANY OTHER CAUTIONARY STATEMENTS, WRITTEN OR ORAL, WHICH MAY BE MADE, OR REFERRED TO, IN CONNECTION WITH ANY SUCH FORWARD-LOOKING STATEMENT.

      THE FOLLOWING MATTERS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE, OF BIG BUCK. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

LACK OF PROFITABILITY; SHORT OPERATING HISTORY

      Big Buck incurred net losses of $1,288,925 and $1,359,754 during the fiscal years ended January 2, 2000 and January 3, 1999, respectively. To date, Big Buck has opened three Big Buck Brewery & Steakhouses in the following Michigan cities: Gaylord, Grand Rapids and Auburn Hills. Prior to the opening of the Gaylord unit in May 1995, Big Buck had no operations or revenues. Accordingly, Big Buck's operations are subject to all of the risks inherent in the establishment of a new business enterprise, including a short operating history. The likelihood of success of Big Buck must be evaluated in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a business. There can be no assurance that future operations of any unit will be profitable. Future revenues and profits, if any, will depend upon various factors, including the quality of restaurant operations, the acceptance of Big Buck's beer and general economic conditions. In general, restaurants experience a decline in revenue growth or in actual revenues following a period of excitement which accompanies their opening. There can be no assurance that Big Buck will operate profitably or that it will successfully implement its plans to open additional units, in which case Big Buck will continue to depend on the revenues of the Gaylord, Grand Rapids and Auburn Hills units.

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

      Big Buck's ability to execute its business strategy depends on its ability to obtain substantial financing for the development of additional units. The failure of Big Buck to raise capital when needed could have a material adverse effect on Big Buck's business, operating results and financial condition. No assurance can be given that Big Buck will be able to secure additional financing when required, if at all. If Big Buck is able to obtain financing, there can be no assurance that it will be on terms favorable or acceptable to Big Buck. To obtain additional financing, Big Buck anticipates that it will be required to sell additional equity securities. New investors may seek and obtain substantially better terms than those available to investors purchasing shares of Common Stock on the open market and Big Buck's issuance of securities in the future may result in substantial dilution. Big Buck's agreement with Wayne County Employees' Retirement System ("WCERS") imposes certain limitations on Big Buck's ability to incur additional indebtedness. These restrictions may impede Big Buck's ability to secure financing for future expansion and operations. Ultimately, if additional capital does not become available to Big Buck when required, it will be required to scale back or eliminate its expansion plans and it may be required to scale back its operations.

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EXPANSION PLAN RISKS

      Development is currently underway for the fourth Big Buck Brewery & Steakhouse in Grapevine, Texas, a suburb of Dallas. Through March 1, 2000, Big Buck had contributed approximately $1.8 million to the limited partnership to fund construction of the Grapevine unit. In addition to the availability of adequate financing, successful expansion of Big Buck's operations will be largely dependent upon a variety of factors, some of which are currently unknown or beyond Big Buck's control, including customer acceptance of Big Buck Brewery & Steakhouses and Big Buck Beer; the ability of management to identify suitable sites and to negotiate purchases of such sites; the ability of management to secure future joint venture agreements or other methods of financing; timely and economic development and construction of units; timely approval from local governmental authorities; the hiring of skilled management and other personnel; the ability of management to apply its policies and procedures to a larger number of units; the general ability to successfully manage growth; and the general state of the economy. There can be no assurance that Big Buck will be able to open the Grapevine unit or any additional units.

      Big Buck's strategy includes operating a brewery at each unit. Successful operation of separate breweries will require Big Buck to overcome various organizational challenges such as increasing and maintaining production and establishing and maintaining quality control over numerous geographically separated units. In attempting to expand beer distribution, Big Buck will be required to establish and manage relationships with wholesale distributors, retailers and consumers in new markets. Big Buck is the sole promoter of sales of its beer in new markets. Consumer tastes and preferences may vary from market to market. There can be no assurance that Big Buck will be successful in entering new markets.

STATE LAWS MAY LIMIT GROWTH

      Big Buck is licensed under Michigan law as a "microbrewery." A microbrewery in Michigan is limited to the production of not more than 30,000 barrels of beer per year by all breweries owned or controlled by the same entity, whether within or outside Michigan. Without a change in current law, Big Buck intends to limit its sales of beer off-site so as to reserve its brewing capacity for sales of beer on-site, which provide Big Buck substantially higher margins, but do not reach the same customer base. There can be no assurance that legislation raising the barrelage ceiling will pass, that any such legislation will pass in a form which would facilitate Big Buck's expansion plans, or that if such legislation is not passed, Big Buck will be able to become licensed to brew in excess of 30,000 barrels of beer per year.

JOINT VENTURE

      Big Buck plans to operate the Grapevine unit, which is currently under construction, pursuant to a joint venture agreement with Bass Pro. In September 1999, Bass Pro declared the limited partnership agreement of Buck & Bass, L.P. and the commercial sublease agreement for the Grapevine site to be breached and in default due to, among other things, Big Buck's failure to make its required capital contribution. In February 2000, Big Buck made all required capital contributions and satisfied all subcontractors' liens and claims. In March 2000, Big Buck and Bass Pro agreed in writing to the reinstatement of the limited partnership agreement and the sublease.

      A material default by Big Buck under the joint venture agreement entitles Bass Pro to purchase Big Buck's interest in the joint venture at 40% of book value, thereby eliminating Big Buck's interest in the Grapevine unit. Further, Bass Pro has the right to purchase up to 15% of Big Buck's interest in the joint venture, at 100% of Big Buck's original cost, within 24 months of the opening of the Grapevine unit; provided, however, that Big Buck's interest in the joint venture may not be reduced below 51%.

      Pursuant to a separate commercial sublease agreement, the limited partnership created by the joint venture leases the Grapevine site from Bass Pro over a 15-year term. The lease may be extended at the option of Bass Pro for seven additional five-year terms. The sublessee is obligated to pay an annual percentage rent in the amount


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of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year (with a minimum annual base rent of $385,000). Bass Pro may terminate in the event of a default which is not cured within the applicable grace period. In March 2000, Big Buck and Bass Pro agreed in writing to revise the definition of default under the sublease. As amended, the sublease provides that a default includes, but is not limited to,
(a) the sublessee's failure to remain open during all business days, (b) the sublessee's failure to maintain on duty a fully trained service staff, (c) the sublessee's failure to provide high quality food of the type provided at the Gaylord unit, (d) the sublessee's failure to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million, (e) the sublessee encumbering in any manner any interest in the subleased premises, or (f) the sublessee's failure to conduct full and complete customer surveys no less frequently than each calendar quarter.

      The minimum annual base rent is required whether the Grapevine unit is profitable or not. In the event that the sublessee is required to pay in excess of the minimum annual base rent, the funds available to Big Buck for working capital and development plans will be reduced. In the event of a default and termination of the joint venture agreement, Big Buck's interest in the Grapevine unit would be eliminated. This would have a material adverse impact on Big Buck's business, operating results and financial condition.

SALE/LEASEBACKS

      In April 1997, Big Buck sold the Grand Rapids site, including all improvements thereto, to an unrelated third party, Eyde Brothers Development Co., pursuant to a real estate purchase and leaseback agreement for $1.4 million. Pursuant to a separate lease agreement, Big Buck leases the Grand Rapids site at a minimum annual base rent of $140,000 and a maximum annual base rent of $192,500 over a ten-year term. The lease may be extended at the option of Big Buck for two additional five-year terms. In addition to the annual base rent, Big Buck is obligated to pay an annual percentage rent in the amount of 5% on gross sales at the site in excess of $2.9 million per year. In March 2000, the lease was amended to adjust the gross sales level over which annual percentage rate is payable to $1.5 million per year. As amended, the lease further provides that, commencing April 2000, in the event annual gross sales do not exceed $1.5 million for any year of the lease term, the lessor could require Big Buck to repurchase the Grand Rapids site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. Big Buck has the option to purchase the Grand Rapids site from the lessor after the seventh full lease year for $1.4 million, plus $70,000 for each lease year on a pro rata basis. Should a repurchase be required, Big Buck believes that it would be able to obtain mortgage financing sufficient to pay the required purchase price. There can be no assurance that such mortgage financing, in the event repurchase were required, would be available on terms acceptable to Big Buck or at all.

      In August 1997, Big Buck entered into a real estate purchase and leaseback agreement providing for the sale of the Auburn Hills site to an unrelated third party, Michael G. Eyde, for $4.0 million. In connection with this transaction, Big Buck granted a five-year stock option, exercisable at $5.00 per share, for 50,000 shares of its Common Stock to Mr. Eyde. Big Buck leases the Auburn Hills site pursuant to a separate lease agreement which provides for a minimum annual base rent of $400,000, and a maximum annual base rent of $550,000. The lease has a 25-year term and Big Buck is able to extend such term for two additional ten-year terms. In addition to the annual base rent, Big Buck is obligated to pay an annual percentage rent of 5.25% of gross sales at the site in excess of $8.0 million per year. In the event that such annual gross sales do not exceed $8.0 million for any two consecutive years during the lease term, the lessor could require Big Buck to repurchase the Auburn Hills site for $4.0 million, plus $200,000 for each lease year on a pro rata basis. Big Buck was required to pay Mr. Eyde annual percentage rent of $46,000 based upon annual gross sales for the first year of the lease term. Annual gross sales for the second year of the lease term did not exceed $8.0 million. Independent of annual gross sales, the lessor has the option to require Big Buck to repurchase the Auburn Hills site for $4.0 million, plus $200,000 for each lease year on a pro rata basis, for a limited period of time. In February 2000, the lessor and Big Buck amended the lease agreement to provide that such right may be exercised by the lessor prior to the expiration of the fourth full lease year and that the lessor may require Big Buck to issue Common Stock (valued at $4.00 per share) in payment of such repurchase price. Big Buck also has the option to purchase the Auburn Hills site from the lessor after the seventh full lease year for the same price.


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      The Grand Rapids and Auburn Hills lessors may terminate in the event of a default which is not cured within the applicable grace period. A default is defined as (a) Big Buck's failure to make a rental payment within 30 days after receipt of written notice that a payment is past due or (b) Big Buck's failure to perform its obligations under the lease (other than rent payments) within 30 days after written notice of a curable violation; provided, however, that if such default cannot be cured within the 30-day period, a default will be deemed to have occurred only if Big Buck has failed to commence a cure within such 30-day period.

      Annual percentage rent is required whether the Grand Rapids and Auburn Hills units are profitable or not. If Big Buck is required to pay annual percentage rent, the funds available to Big Buck for working capital and development plans will be reduced. If annual percentage rent is not required over two consecutive years, Big Buck may be forced to repurchase such sites at a premium over their respective sale prices. If the lessor of the Auburn Hills unit elected to exercise his option to require Big Buck to repurchase the site independent of annual gross sales, Big Buck would be forced to repurchase such site at a premium over its sale price. There can be no assurance that Big Buck will have sufficient funds to repurchase the Grand Rapids site or the Auburn Hills site. In the event of a default and termination of either lease, Big Buck would be unable to continue to operate the related unit, which would have a material adverse impact on Big Buck's business, operating results and financial condition.

POTENTIAL INABILITY TO REPAY EXISTING INDEBTEDNESS

      Big Buck had a working capital deficit of $3,934,396 at January 2, 2000, and a working capital deficit of $1,978,841 at January 3, 1999. In the past, Big Buck obtained working capital through its credit facility with NBD Bank and obtained additional working capital pursuant to a promissory note with Crestmark Bank. In February 2000, Big Buck refinanced such indebtedness through the issuance of 10% convertible secured promissory notes to WCERS aggregating $7.5 million in principal. Of such amount, approximately $1.6 million must be repaid in full by October 2000. The remaining $5.9 million must be repaid in full by February 2003.

      Big Buck granted the following security interested to WCERS in connection with the February 2000 financing: (a) a pledge of Big Buck's limited partnership interest in Buck & Bass, L.P., (b) a pledge of Big Buck's shares of the issued and outstanding common stock of BBBP Management Company, (c) a security interest, assignment or mortgage, as applicable, in Big Buck's interest in all assets (now or hereafter owned), ownership interests, licenses, and permits, including, without limitation, a mortgage encumbering the Gaylord site and Auburn Hills site. Big Buck also agreed in connection with such financing that it would not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness, except for indebtedness incurred in the ordinary course of business not to exceed at any time more than $1.5 million in the aggregate. Any such indebtedness, not in the ordinary course of business or in excess of $1.5 million, requires the approval of WCERS, except that WCERS will approve any indebtedness incurred to repay Big Buck's obligation to WCERS so long as such payment does not materially and adversely affect WCERS. Big Buck also granted to WCERS a right of first refusal pursuant to which WCERS may, for so long as the convertible note is outstanding or WCERS owns more than 15% of Big Buck's Common Stock, elect to purchase securities offered by Big Buck, within 45 days of the receipt of notice by WCERS, at the same price and on the same terms and conditions as are offered to a third party.

      In the event of a default which is not waived under Big Buck's agreement with WCERS, Big Buck's assets would be at risk. There can be no assurance that Big Buck will be able to repay or refinance its indebtedness to WCERS. Without additional financing, Big Buck's leveraged position and requirements for payments to WCERS may require Big Buck to liquidate all or a portion of its assets.

COMPETITION; CERTAIN FACTORS AFFECTING THE RESTAURANT AND BREWING INDUSTRIES

      The restaurant industry is highly competitive with respect to price, service, food quality (including taste, freshness, and nutritional value) and location. New restaurants have a high failure rate. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic


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patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and Big Buck's units in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which Big Buck has no control. There are numerous well- established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than Big Buck. Big Buck also competes with a large variety of locally owned restaurants, diners and other establishments that offer moderately priced food to the public and with other microbrewery/restaurants in a highly competitive and developing microbrewery and brewpub restaurant market. Other restaurants and companies could utilize the Big Buck Brewery & Steakhouse format or a related format. There can be no assurance that Big Buck will be able to respond to various competitive factors affecting the restaurant industry.

      The domestic beer market is highly competitive due to the enormous advertising and marketing expenditures by national and major regional brewers; the continuing proliferation of microbreweries, regional craft breweries, brewpubs and other small craftbrewers; the introduction of fuller-flavored products by certain major national brewers; and a general surplus of domestic brewing capacity, which facilitates existing contract brewer expansion and the entry of new contract brewers. Although domestic demand for craftbrewed beers has increased dramatically over the past decade, there can be no assurance that this demand will continue. Big Buck anticipates intensifying competition in the craftbrewed and fuller-flavored beer markets. Most of Big Buck's brewing competitors possess financial, marketing, personnel and other resources substantially greater than those of Big Buck, and there can be no assurance that Big Buck will be able to succeed against intensified competition in the craftbrewed and fuller-flavored beer markets.

BREWERY OPERATING HAZARDS

      Big Buck's brewing operations are subject to certain hazards and liability risks faced by all brewers, such as potential contamination of ingredients or products by bacteria or other external agents that may be wrongfully or accidentally introduced into products or packaging. Big Buck's products are not pasteurized. While Big Buck has never experienced a contamination problem in its products, the occurrence of such a problem could result in a costly product recall and serious damage to Big Buck's reputation for product quality. Big Buck's operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of brewing and other equipment. Although Big Buck maintains insurance against certain risks under various general liability and product liability insurance policies, there can be no assurance that Big Buck's insurance will be adequate.

BEER AND LIQUOR REGULATION

      A significant percentage of Big Buck's revenue is derived from beer and wine sales. On-site sales of beer and wine, including gift shop sales, accounted for 19.3% of revenues and off-site sales of beer accounted for an additional 0.8% of revenues during 1999. Big Buck must comply with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where its units are or will be located. Failure to comply with federal, state or local regulations could cause Big Buck's licenses to be revoked and force it to cease brewing and selling its beer or producing and selling its wine. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Additionally, state liquor laws may prevent or impede the expansion of Big Buck into certain markets. While Big Buck has not experienced and does not anticipate any significant problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such required licenses, permits or approvals could delay or prevent the opening of a unit in a particular area. In addition, changes in a jurisdiction's legislation, regulations or administrative interpretations of liquor laws after the opening of a unit may prevent or hinder Big Buck's expansion or operations in that jurisdiction or increase operating costs.


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RESTAURANT REGULATION

      The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and to building and zoning requirements. Big Buck is subject to regulation by air and water pollution control divisions of the Environmental Protection Agency of the United States and by certain states and municipalities in which its units are or will be located. Big Buck is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, such as any government mandated health insurance, over which Big Buck has no control.

      Big Buck is subject to "dram-shop" laws in Michigan and will be subject to such statutes in other states into which it expands. These laws generally provide someone injured by an intoxicated person the right to recover damages from the establishment which wrongfully served alcoholic beverages to such person. Big Buck carries liquor liability coverage as part of its existing comprehensive general liability insurance. However, a judgment against Big Buck under a dram-shop statute in excess of Big Buck's liability coverage could have a material adverse effect on Big Buck.

TAXES; SMALL BREWER'S EXCISE TAX CREDIT

      The federal government imposes an excise tax of $18.00 on each barrel of beer produced for domestic consumption in the United States. However, each brewer with production under 2,000,000 barrels per year is granted a small brewer's excise tax credit in the amount of $11.00 per barrel on its first 60,000 barrels produced annually. No assurance can be given that the federal government will not reduce or eliminate this credit. To the extent Big Buck's production increases to amounts over 60,000 barrels per year, there will be an increase in the average federal excise tax rate of Big Buck. Michigan imposes an excise tax of $6.30 per barrel on each barrel of beer sold in Michigan. However, each brewer which is a "microbrewery" under Michigan law (presently with production of not more than 30,000 barrels per year) is granted a microbrewer's excise tax credit in the amount of $2.00 per barrel. To the extent Big Buck's production increases to amounts over 30,000 barrels per year, there will be an increase in the average Michigan excise tax rate of Big Buck. Upon opening of the Grapevine unit, Buck & Bass, L.P. will become subject to exercise taxes under Texas law. Excise taxes in Texas are $6.14 per barrel for ale and malt liquor, and $6.00 per barrel for beer. However, Texas grants a 25% tax exemption for manufacturers of beer whose annual production in Texas does not exceed 75,000 barrels of beer per year. As a result, Buck & Bass, L.P. believes it will face an effective excise tax of $4.50 per barrel for beer. To the extent production of beer increases to an amount over 75,000 barrels per year in Texas, there will be an increase in the average Texas excise tax rate of Buck & Bass, L.P. Big Buck held an effective 89.9% interest in Buck & Bass, L.P. as of March 1, 2000. Big Buck is also subject to federal and state excise taxes on the wine it sells in its Michigan units. See "Business - Restaurant Regulation."

      Other states and municipalities into which Big Buck may expand also impose excise or other taxes or special charges on alcoholic beverages in varying amounts, which amounts are subject to change. It is possible that in the future the rate of excise taxation could be increased by either federal or state governments, or both. Increased excise taxes on alcoholic beverages have been considered by the federal government as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Future increases in excise taxes on alcoholic beverages, if enacted, could adversely affect Big Buck's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

      Big Buck's future success will depend in large part upon the continued service of its key management personnel including William F. Rolinski, Gary J. Hewett and Anthony P. Dombrowski. Given Big Buck's limited operating history, Big Buck is dependent on its ability to identify, hire, train and motivate qualified personnel necessary to enable it to continue operations. Big Buck does not have key person life insurance policies on any of its employees. The departure of key employees could have a material adverse effect on Big Buck's business,


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operating results and financial condition. Big Buck's success will also be dependent upon its ability to attract and retain qualified people, including additional management personnel. While it has been successful to date in attracting a management team and a restaurant staff, no assurance can be given that Big Buck's current employees will continue to work for Big Buck or that Big Buck will be able to obtain the services of additional personnel necessary for Big Buck's growth. To date, Big Buck has not entered into any agreements providing for the continued employment of its personnel.

NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ SMALLCAP MARKET

      Big Buck's Common Stock, Class A Warrants and units (each consisting of one share of Common Stock and one Class A Warrant) are currently listed on the Nasdaq SmallCap Market. There can be no assurance that an active public market will develop or be sustained for Big Buck's securities. In addition, if Big Buck's securities do not continue to trade on the Nasdaq SmallCap Market, the securities would become subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market.

POSSIBLE REDEMPTION OF THE CLASS A WARRANTS

      Big Buck's Class A Warrants, which were sold in connection with Big Buck's initial public offering, are subject to redemption at any time by Big Buck at $0.01 per warrant, on 30 days' prior written notice, if the high closing bid price of the Common Stock exceeds $9.00 per share (subject to adjustment) for 20 consecutive trading days. If the Class A Warrants are redeemed, those warrantholders will lose their right to exercise such warrants except during such 30-day redemption period. Redemption of the Class A Warrants could force the holders to exercise such warrants at a time when it may be disadvantageous for the holders to do so or to accept the redemption price of $0.01 per warrant.

LIMITATION ON OWNERSHIP OF COMMON STOCK

      The Michigan Liquor Control Act and Big Buck's Restated Articles of Incorporation prohibit the acquisition of ten percent or more of the outstanding Common Stock of Big Buck without the prior approval of the Michigan Liquor Control Commission. A person seeking to acquire ten percent or more of the outstanding Common Stock of Big Buck must (a) provide Liquor Control information regarding such person, including without limitation thereto, information regarding other alcoholic liquor business management experience, in such form, and with such updates, as may be required by Liquor Control; (b) respond to written or oral questions from Liquor Control; and (c) consent to the performance of any background investigation that may be required by Liquor Control, including without limitation thereto, an investigation of certain past criminal convictions of such person. Further, no person shall acquire any outstanding Common Stock of Big Buck in violation of the Michigan Liquor Control Act, as it may be amended from time to time. If a person holds outstanding Common Stock of Big Buck in violation of either of the above restrictions, such person's securities holdings are subject to redemption at any time by Big Buck by action of the Board of Directors. Redemption could force such disqualified holders to sell their shares back to Big Buck at a time when it may be disadvantageous for the holders to do so.

CONTROL BY MANAGEMENT

      As of March 1, 2000, the current officers and directors of Big Buck beneficially owned approximately 46% of the outstanding Common Stock. Accordingly, such persons can exert substantial influence over the composition of Big Buck's Board of Directors and generally direct the affairs of Big Buck and may have the power to control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.


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SEASONALITY AND FLUCTUATIONS IN QUARTERLY RESULTS

      Big Buck's sales and earnings are expected to fluctuate based on seasonal patterns. Based on its existing units, Big Buck anticipates that its highest earnings will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. Big Buck believes, however, that future expansion into markets outside Michigan, if any, will mitigate the effect of seasonality on its business. Quarterly results in the future are also likely to be substantially affected by the timing of new unit openings. Because of the effect of seasonality on Big Buck's business and the impact of new unit openings, results for any quarter are not necessarily indicative of the results for a full fiscal year.

MICHIGAN ANTI-TAKEOVER LAWS

      Big Buck is subject to Michigan statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Common Stock which may hinder or delay a change in control of Big Buck.

VOLATILITY OF MARKET PRICE OF COMMON STOCK

      The market price of Big Buck's Common Stock has been subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of Big Buck or its competitors, changes by financial research analysts in their estimates of the earnings of Big Buck or its competitors, conditions in the economy in general or in the brewing industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting Big Buck or the brewing industry. During 1998, Big Buck's Common Stock ranged from a high of $5.875 on March 2, 1998, to a low of $2.125 on October 8, 1998. During 1999, Big Buck's Common Stock ranged from a high of $3.1875 on January 27, 1999 and January 28, 1999, to a low of $1.25 on October 12, 1999 and December 29, 1999. There can be no assurance that purchasers of Big Buck's securities will be able to sell such securities at or above the prices at which they were purchased.

IMPACT OF SALE OF SECURITIES; SECURITIES ELIGIBLE FOR FUTURE SALE

      Big Buck had 5,405,481 shares of Common Stock outstanding as of March 1, 2000, and had warrants, stock options and convertible debt outstanding to purchase an additional 9,530,282 shares of Common Stock, exercisable at prices ranging from approximately $1.47 to $8.00 per share. Big Buck has also registered certain shares of its Common Stock for resale on the public market. The sale of such shares, and the sale of additional shares which may become eligible for sale in the public market from time to time upon the exercise of warrants and stock options, may be dilutive to existing shareholders and could have the effect of depressing the market price of Big Buck's Common Stock.

YEAR 2000 READINESS DISCLOSURE

      As of March 1, 2000, Big Buck has not experienced and does not anticipate any material adverse effects on its systems and operations as a result of Year 2000 issues. However, the failure of Big Buck, its vendors, suppliers or service providers to achieve Year 2000 compliance on a timely basis could materially adversely affect Big Buck's business, operating results, financial condition and cash flows.

ABSENCE OF DIVIDENDS

      Big Buck has never declared or paid cash dividends on its Common Stock and does not intend to declare or pay cash dividends on its Common Stock in the foreseeable future. Big Buck presently expects to retain its earnings to finance the development and expansion of its business. The declaration or payment by Big Buck of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on Big Buck's earnings, financial condition, capital requirements and other relevant factors. The declaration or payment by Big Buck of dividends is also subject to the terms of the subscription and investment


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


representation agreement governing the 10% convertible secured promissory note due February 2003 issued by Big Buck to WCERS in February 2000.


















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